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Exhibit 99.1

CONSENT OF TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC

Conflicts Committee of the Board of Directors
Crestwood Midstream GP LLC
700 Louisiana St., Suite 2060
Houston, Texas 77002

RE:	Proxy Statement of Crestwood Midstream Partners LP ("Midstream") / Prospectus of Crestwood Equity Partners LP ("CEQP") (the "Proxy Statement/Prospectus"), which forms part of Amendment No. 2 to the Registration Statement on Form S-4 of CEQP (the "Registration Statement").

        Ladies and Gentlemen:

        Reference is made to our opinion letter, dated May 5, 2015, which addresses the fairness, from a financial point of view, to the Unaffiliated Holders of the Common Merger Consideration to be received by such Unaffiliated Holders in the Merger pursuant to the Agreement and Plan of Merger to be entered into by and among CEQP, Crestwood Equity GP LLC, CEQP ST SUB LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, Midstream, Crestwood Midstream GP LLC ("Midstream GP"), and Crestwood Gas Services GP, LLC. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in our opinion letter.

        We provided our opinion letter for the information and assistance of the Conflicts Committee of the Board of Directors of Midstream GP in connection with its consideration of the Merger. In that regard, we hereby consent to the reference to our opinion letter under the captions "SUMMARY—Opinion of the Midstream Conflicts Committee's Financial Advisor," "THE MERGER—Background of Merger," "THE MERGER—Recommendation of the Midstream Board and the Midstream Conflict Committee," and "THE MERGER—Opinion of the Midstream Conflicts Committee's Financial Advisor" and to the inclusion of the foregoing opinion letter as an annex to the Proxy Statement/Prospectus included in the above-mentioned Amendment No. 2 to the Registration Statement.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any subsequent amendments or supplements thereto, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

        In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ TUDOR, PICKERING, HOLT & CO. Advisors, LLC
Dated: August 27, 2015

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  Exhibit 99.1
CONSENT OF TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC